Exhibit 10.1
July 31, 2009

Via E-mail

Mr. George E. Daddis Jr.
[address]

Dear George:

I am delighted to extend this offer of employment to you for the full-time, exempt position of Chief Executive Officer and President of WorldGate Communications, Inc. (the “Company”). Details of this offer are contained below:

•	Reporting: You will report directly to the board of directors of the Company.

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Salary:  Your starting salary will be $8,461.53, paid bi-weekly, which equates to approximately $220,000 annually.  Notwithstanding the foregoing, due to your outstanding commitments to third parties which you expect to complete by August 31, 2009, if your employment commences during the month of August 2009, your salary will be reduced by one-half during the month of August 2009.

•	Location: Your primary work location will be at the Company’s headquarters in Trevose, Pennsylvania. Travel to Concord, North Carolina and other locations would be required on a periodic basis.

•	Employer: Your employment will be with WorldGate Service, Inc., a subsidiary of the Company.

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Severance:  You will be entitled to severance payments in the amount of six (6) months’ salary and benefits continuation should (i) the Company terminate your employment for any reason without Cause or (ii) you terminate your employment with the Company for Good Reason.

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“Cause” shall be determined in good faith by the board of directors of the Company, and shall mean: (i) your willful or continued misconduct (provided that the Company shall provide you with written notice of any continued misconduct, and you shall have 5 business days from the date of such notice to cure such continued misconduct), breach of fiduciary duty or gross negligence in the performance (or failure thereof) of your duties; (ii) your intentional failure or refusal to perform lawfully assigned duties consistent with your position; (iii) your material breach of this Agreement; or (iv) your conviction of or entering a plea of nolo contendere to any felony or any crime (whether or not a felony) involving dishonesty or fraud; provided, however, that the Company shall provide you with written notice of any failure or breach described in clauses (ii) or (iii) of this definition, and you shall have 5 business days from the date of such notice to cure such failure or breach and, provided further, that your mental or physical incapacity due to illness, accident or otherwise, shall not constitute “Cause” as defined herein.

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“Good Reason" shall mean a termination of your employment with the Company by you because of (i) a material reduction in your base salary, (ii) a change in your title with the Company resulting in a material diminution in your duties, responsibilities or authority or (iii) a material breach of this offer letter by the Company.

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Stock Option Plan:  Following your commencement of employment with the Company, the Compensation and Stock Option Committee of the board of directors of the Company shall, as soon as is practically possible, grant you an option to purchase 2,000,000 shares of the Company’s common stock under the Company’s 2003 Equity Incentive Plan.  The option shall vest 25% per year beginning on the one year anniversary of the grant of the option and will have a strike price to be set by the board based on the fair market value of the Company’s shares as of the date of grant.  For your reference, the 2003 Equity Incentive Plan and Amendment 2009-1 to the 2003 Equity Incentive Plan are attached as Exhibit A to this offer letter.

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Cash Bonus Plan:  The board of directors of the Company intends to create a cash incentive bonus plan for the Company’s employees, which will contain objectives that, if and when achieved by the Company, will reward employees with cash compensation. As and when such new cash bonus plan is implemented, you will participate in it at the executive level.

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Benefits:  As a full-time employee, you will be eligible for participation in our health plan and all welfare benefits sponsored by the Company.  These benefits are effective the first of the month on or following your first date of employment. In addition, you will be eligible to participate in the Company’s 401(k) Employee Savings Plan, once any eligibility criteria are met.

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Combined Time Off (“CTO”):  CTO (which includes sick, personal and vacation days) will accrue starting your first day of employment.  You will accrue 2 days of CTO per month based on your start date.  This equates to 24 days annually.  Your first opportunity to take compensated time off would be one month after your start date.  You will be eligible for paid Company designated holidays on your first day of employment.  You will accrue additional time off once you reach your five year anniversary with the Company.  CTO time expires annually and does not carry over if not used.

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Formal Employment Contracts: The Company has typically not entered into formal employment contracts with its executives and currently does not plan to do so. If the employment terms of other executives do become memorialized in formal employment contracts, and you wish that your terms be so memorialized as well, the Company will be happy to do so.

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Board Appointment:  The board of directors of the Company will, as soon as it is practically possible, appoint you as an officer of the Company with the title of Chief Executive Officer and President.  In addition, we expect that the board of directors of the Company will authorize your appointment as a director and officer of each of the following subsidiaries of the Company: WorldGate Service, Inc., WorldGate Finance, Inc. and WorldGate Acquisition Corporation.

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Company Policies and Procedures.  You agree to be subject to the Company’s policies and procedures applicable to all employees, including agreeing to execute the Company’s Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement.  For your reference, the form of the Company’s Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement is attached as Exhibit B to this offer letter.

This offer is contingent upon (1) the receipt of your signed acceptance of this letter, (2) the approval of the board of directors of the Company and the Compensation and Stock Option Committee of the board of directors of the Company and (3) the successful completion of your background investigation, including credit check and satisfactory information from professional references, as determined by the Chairman of the Compensation and Stock Option Committee of the board of directors of the Company.  Please provide us with three professional references in order to expedite the background investigation.  Although the terms and conditions of this offer have been discussed by the board of directors and Compensation and Stock Option Committee of the Company, formal approval of the board and Compensation and Stock Option Committee is expected to be obtained promptly upon your signed acceptance of this letter.

Please note that this letter does not constitute a contract of permanent employment.  Employees are employed by the Company or WorldGate Service, Inc., as the case may be, in an at-will employment relationship, and may be terminated by either the employee or the Company or WorldGate Service, Inc., as the case may be, at any time, with or without notice, except as provided herein, with or without cause, and for any reason or no reason at all.

We are hoping that you can start August 3, 2009.  Your employment will be contingent on the successful completion of your background investigation, which is expected to be completed after August 3, 2009.  On your first day, in order to facilitate the hiring process, please be prepared to provide documentation that establishes your employment eligibility to work in the U.S. (in accordance with the Immigration Reform and Control Act of 1986).  Your US passport is best.

If you agree with the conditions stated above, please sign below and fax to 215-354-1049, Attention: Christopher Vitale, General Counsel and Secretary, or email to cvitale@wgate.com.

If you have any questions, please contact me at 704-260-3676.  Welcome to WorldGate!  I am looking very much forward to working with you, and I know the board of directors is looking forward to your contributions to the Company’s future successes.

Sincerely,

/s/ Robert Stevanovski

Robert Stevanovski,
Chairman of the Board
WorldGate Communications, Inc.

Accepted By:	/s/ George E. Daddis Jr.	Date: 7/31/2009
George E. Daddis Jr.